UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2009

ACCO BRANDS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-08454	36-2704017
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Tower Parkway Lincolnshire, IL 60069	60069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 541-9500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2009, the Compensation Committee of the Board of Directors of ACCO Brands Corporation (the “Company”) approved a new discretionary, self-funding cash bonus pool (the “Bonus Pool”). The Bonus Pool is intended to reward participants, including participating executive officers, for performance that exceeds an established 2009 adjusted operating income target. For each participant, including participating executive officers, the maximum award opportunity under the Bonus Pool will be 100% of his or her target award opportunity that was available under the Company’s annual management incentive program (the “MIP”). As previously disclosed in the Company’s proxy statement for its 2009 annual stockholders’ meeting, the MIP was not implemented for 2009.

Under the terms of the Bonus Pool, no awards may be paid until the amounts that employees (other than those with positions of vice president or above) were required to forfeit as a result of the mandatory salary reductions and furloughs that occurred at the end of 2008 (the “2008 Salary Reductions”) have been repaid by the Company to the affected employees. The aforesaid 2008 Salary Reductions will not be repaid to those employees with positions of vice president or above, including all of the Company’s executive officers. The Company’s Chairman and Chief Executive Officer will not be a participant in the Bonus Pool. Any incentive award paid to him for the 2009 fiscal year will be at the discretion of the Company’s Board of Directors.

Section 8.01—Other Events

Item 8.01.	Other Events.

Commensurate with the approval of the Bonus Pool described in Item 5.02 above, on August 11, 2009, the Compensation Committee also approved amendments to the Company’s 401(k) Plan (the “401(k) Plan”) to resume, beginning with the first full payroll in the fourth quarter of 2009, employer matching contributions by the Company and all participating employers for participants, including executive officer participants, in the 401(k) Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCO BRANDS CORPORATION
(Registrant)

Date: August 14, 2009	By:	/s/ Steven Rubin
	Name:	Steven Rubin
	Title:	Senior Vice President, Secretary and General Counsel